Exhibit 99.1

News Release

BOARDWALK AND ITS GENERAL PARTNER TO ACQUIRE PETAL AND HATTIESBURG STORAGE COMPANIES

HOUSTON, October 17, 2011 — Boardwalk Pipeline Partners, LP (NYSE: BWP) announced today that it has formed a joint venture with an affiliate of its general partner, which has entered into a definitive agreement to acquire Petal Gas Storage, L.L.C. and Hattiesburg Gas Storage Company and related entities from Enterprise Products Partners L.P. for $550 million in cash (subject to customary adjustments).

Petal and Hattiesburg operate seven high deliverability salt dome natural gas storage caverns in Forrest County, Mississippi, having approximately 29 Bcf of total storage capacity, of which approximately 19 Bcf is working gas capacity.  These companies also own and operate a leaching plant, freshwater and brine disposal wells, approximately 69,000 horsepower of compression and approximately 105 miles of pipeline which connect their facilities with several major natural gas pipelines, including Boardwalk’s Gulf South pipeline.  The storage capacity is currently fully subscribed under long-term fixed-fee contracts with a weighted-average remaining contract life of approximately seven years.  Petal and Hattiesburg also own undeveloped land which is suitable for up to six additional storage caverns, one of which is expected to go into service in 2013.  A Boardwalk subsidiary will operate these assets on behalf of the joint venture.

Boardwalk expects that the joint venture will fund this acquisition with proceeds from a $200 million 5-year bank loan and equity contributions from Boardwalk and an affiliate of its general partner, Boardwalk Pipelines Holding Corp. (BPHC), a wholly-owned subsidiary of Loews Corporation (NYSE: L). BPHC will own 80% and contribute $280 million of the joint venture’s equity and Boardwalk will own 20% and contribute $70 million. The acquisition is expected to close in the fourth quarter of 2011 subject to customary closing conditions, including expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

"The Petal and Hattiesburg companies are a great addition to our asset footprint,” said Stan Horton, President and CEO of Boardwalk.  “The Facilities are anchored by long-term firm agreements and approximately 80% of the existing customer base is either electric or natural gas utilities. The location and type of storage assets are very desirable and, when combined with Boardwalk’s existing assets, we see exciting opportunities for synergies and growth.”

Citi acted as exclusive financial advisor to Boardwalk on this transaction.

A conference call discussing Boardwalk’s recent growth projects will begin at 11:00 am Eastern Time on Monday, October 17, 2011. The call will be hosted by Boardwalk’s President and Chief Executive Officer, Stan Horton, Chief Financial Officer, Jamie Buskill and Senior Vice President of Corporate Development, Jonathan Nathanson.  A presentation and a live webcast will be available online at the Boardwalk website (www.bwpmlp.com).  Those interested in participating in the question and answer session of the conference call should dial (866) 356-4441 for callers in the U.S. or (617) 597-5396 for callers outside the U.S.  The PIN number to access the call is 91936632.  Following the call, an online replay will be available on Boardwalk’s website.

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Exhibit 99.1

About Boardwalk Pipeline Partners, LP

Boardwalk Pipeline Partners, LP, is a limited partnership engaged, through its subsidiaries, in the transportation, storage and gathering of natural gas. Boardwalk operates approximately 14,200 miles of pipeline and underground storage fields having aggregate working gas capacity of approximately 167 Bcf.  Additional information about the partnership can be found on its website at www.bwpmlp.com.  After the acquisition of Petal and Hattiesburg, Boardwalk will operate approximately 186 Bcf of aggregate working gas storage capacity and approximately 14,300 miles of pipeline.

Forward-Looking Statements

This press release contains forward-looking statements relating to expectations, plans or prospects for Boardwalk Pipeline Partners, LP and its subsidiaries, including among others those relating to the completion and financing of the acquisition of Petal and Hattiesburg, the completion, timing and performance of additional storage caverns and the performance of the acquired businesses after acquisition. These statements are based upon the current expectations and beliefs of management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These and other risks and uncertainties concerning Boardwalk and its expansion projects are described in its filings with the U.S. Securities and Exchange Commission, which are available on Boardwalk's website at www.bwpmlp.com or on the SEC's website at www.sec.gov.

SOURCE:	Boardwalk Pipeline Partners, LP
Contact:	Boardwalk Pipeline Partners, LP
Allison McLean, 866-913-2122
Director of Investor Relations
Or
Jamie Buskill, 713-479-8082
Senior Vice President, Chief Financial Officer and Treasurer